UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2018

CRYO-CELL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23386	22-3023093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Brooker Creek Blvd., Suite 1800, Oldsmar, FL	34677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 749-2100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 29, 2018, Cryo-Cell International, Inc. (“Cryo-Cell”) entered into a definitive Asset Purchase Agreement (the “Purchase Agreement”) with Cord:Use Cord Blood Bank, Inc., a Florida corporation (“Seller”), pursuant to which it has agreed, subject to the closing conditions contained therein, to purchase substantially all of Seller’s assets, including without limitation Seller’s inventory of public cord blood units existing as of the closing date (the “Public Cord Blood Inventory”) and Seller’s shares of common stock of Tianhe Stem Cell Biotechnologies, Inc., an Illinois corporation (the “Tianhe Capital Stock”). Seller is in the business of public and private cord blood and tissue, collection, processing, storage and banking.

The aggregate consideration payable at closing under the Purchase Agreement is $14,000,000, with $10,500,000 payable in cash and the balanced being paid through the delivery to Seller of 470,430 shares of Cryo-Cell’s common stock, par value $0.01 per share (“Common Stock”), at $7.44 per share. To help fund the cash portion of the purchase price, Cryo-Cell currently is negotiating a $9,000,000 increase to its existing credit facility with Texas Capital Bank, which it intends to close simultaneously with the closing of the acquisition. In addition, Cryo-Cell is assuming certain limited liabilities incurred by Seller in connection with its business that remain unpaid as of the closing date and that directly relate to the services to be provided after Closing by Cryo-Cell. Cryo-Cell is also assuming certain of Seller’s contracts and the obligations arising therefrom after the closing date.

Furthermore, Seller is entitled to an earnout from Cryo-Cell’s sale of the Public Cord Blood Inventory from and after closing in excess of certain thresholds, payable in cash and/or additional shares of Common Stock, on the terms set forth in the Purchase Agreement. Additionally, in certain circumstances further described in the Purchase Agreement, Seller is entitled to a portion of the gross profits generated, or deemed to have been generated, by Cryo-Cell from its ownership of the Tianhe Capital Stock.

The shares of Common Stock will be issued to Seller in a private transaction exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) under Section 4(a)(2) of the Securities Act.

The closing of the transactions contemplated by the Purchase Agreement, which is expected to occur by June 11, 2018, is subject to satisfaction of customary closing conditions, including the approval of the transaction by Seller’s shareholders, as set forth in with the Purchase Agreement. There can be no assurances that all such conditions will be met. The Purchase Agreement also contains representations and warranties and covenants which are believed to be customary for transactions of this type.

The Purchase Agreement has been approved by the Board of Directors of Cryo-Cell and Seller.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this current report on Form 8-K and the information contained therein is incorporated herein by reference.

The Purchase Agreement has been included to provide readers with information regarding its terms. It is not intended to provide any other financial information about Cryo-Cell, Seller, or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates; are solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations agreed upon by the parties, including being qualified by disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties. Readers should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Cryo-Cell or Seller or any of their respective subsidiaries or affiliates.

Item 3.02	Unregistered Sales of Equity Securities.

See Item 1.01 above, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

2.1	Asset Purchase Agreement, date May 29, 2018, between Cord:Use Cord Blood Bank, Inc. and Cryo-Cell International, Inc.

99.1	Press release announcing the transaction dated June 4, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CRYO-CELL INTERNATIONAL, INC.

Dated: June 4, 2018	By:	/s/ David Portnoy
David Portnoy Chairman and Co-Chief Executive Officer